Exhibit 99.2

AIB Acquisition Corporation Closes $86.25 Million Initial Public Offering, Including Full Exercise of the Overallotment Option

New York – January 21, 2022 – AIB Acquisition Corporation (the “Company”), a newly organized blank check company incorporated as a Cayman Islands exempted company and led by Chief Executive Officer, Eric Chen, and Chairman, Axel Hoerger, today announced the closing of its initial public offering of 8,625,000 units at an offering price of $10.00 per unit, which includes 1,125,000 units issued pursuant to the full exercise of the underwriter’s over-allotment option, for aggregate gross proceeds to the Company of $86,250,000. Each unit consists of one Class A ordinary share and one right to receive one-tenth (1/10) of one Class A ordinary share upon the consummation of the Company’s initial business combination. The units began trading on the Nasdaq Global Market (“Nasdaq”) under the ticker symbol “AIBBU” on January 19, 2022. Once the securities comprising the units begin separate trading, the Class A ordinary shares and rights are expected to be traded on Nasdaq under the symbols “AIB” and “AIBBR,” respectively.

Maxim Group LLC acted as the sole book-running manager for the offering.

A registration statement on Form S-1 (File 333-260594) relating to the securities sold in the initial public offering was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on January 18, 2022. The offering has been made only by means of a prospectus, copies of which may be obtained by contacting Maxim Group LLC, 300 Park Avenue, 16th Floor, New York, NY 10022. Copies of the registration statement can be accessed through the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About AIB Acquisition Corporation

AIB Acquisition Corporation is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated use of the net proceeds of the Company’s initial public offering (“IPO”) and the Company’s search for an initial business combination. No assurance can be given that the net proceeds of the IPO will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of AIB Acquisition Corporation, including those set forth in the Risk Factors section of AIB Acquisition Corporation’s registration statement and prospectus for the IPO filed with the SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact Information:

Eric Chen

Chief Executive Officer

Email: Eric.Chen@aibspac.com

Tel: (212) 380-8128

Investor Relations:

Ian Hsu

Head of Investor Relations

Email: Ian.Hsu@aibspac.com

Tel: (787) 523-9000